BEHLERMICK PS®
Bank of America Financial Center
601 W Riverside, Suite 430
Spokane, WA 99201
United States of America

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of our report relating to the consolidated financial statements of U.S. Geothermal, Inc and its subsidiaries (the "Company") and relating to the effectiveness of the Company's internal control over financial reporting, dated June 10, 2009, except for Note 2 which is dated October 22, 2009, for the years ending March 31, 2009, 2008 and 2007, appearing in the Annual Report on Form 10-K/A of the Company for the year ended March 31, 2009.

BehlerMick PS

BehlerMick PS
Spokane, Washington
January 19, 2010

T: +1 509 838 5111
F: +1 509 838 5114